Exhibit 10.5

Employment agreement

Your employment

POSITION	Todd Morgenfeld
You’ll be a/an Chief Financial Officer
You’ll report to Ben Silbermann
You’ll work out of our office in San Francisco
You may need to travel for work from time to time.
Your first day will be October 10, 2016 * Please amend to October 31, 2016 as discussed

OBLIGATIONS TO PINTEREST	You agree to devote your working hours and full-time efforts to Pinterest while you’re employed here. We don’t mind if you serve on any corporate, civic, charitable boards or committees that you feel passionate about; give lectures and talks; or teach at schools—as long as these things don’t interfere with your Pinterest duties or violate your confidentiality obligations. You also agree to follow all our policies and rules.

CONFLICTING OBLIGATIONS	You must tell us before your first day about any obligations or commitments that are inconsistent with the duties we’ve outlined in this agreement. By signing this agreement, you’re promising that:

•   You will not use or disclose any trade secrets, proprietary information or intellectual property that you or any other person have a right, title or interest to in connection with the work you do at Pinterest;

• You have returned any property or confidential information that belongs to your former employers; and

• You aren’t violating the rights of anyone by accepting employment here at Pinterest.

Your compensation

SALARY	We agree to pay you an initial base salary at a gross annual rate of $350,000.00 based on our standard payroll procedures. Our compensation team will review your salary rate at least once a year.

STOCK GRANT	Subject to our Board’s approval, we’ll grant you 3,250,000 restricted stock units (RSUs). Each RSU entitles you to 1 share of Pinterest common stock when the RSU vests. Your RSU grant will be subject to two vesting conditions. The first vesting condition is based on your service, where the RSUs will vest at a rate of 3/48 the the total number of RSUs on each 3-month anniversary of continuous service. The second vesting condition is based on the company and requires that the company IPO or be acquired in a Change of Control (as defined in Appendix 1), in either case, within 7 years of the grant date. Both vesting conditions must occur for you to receive the shares. Your RSUs will also be subject to the terms and conditions in our 2009 Stock Plan and Restricted Stock Unit Agreement.

In addition, if there is a Change of Control, additional RSUs may vest if one of the following things happens within 90 days before the Change of Control, or within one year after the Change of Control:

(1) Pinterest terminates your employment without Cause (as defined in Appendix 1) on or before the second anniversary of the date on which your employment began; or

(2) You terminate your employment for Good Reason (as defined in Appendix 1) on or before the second anniversary of the date on which your employment began;

If condition (1) or (2) is met, and you comply with the Obligations (as defined in Appendix 1), then as of the date of the termination or, if later, the Change in Control, the vesting of your RSUs will accelerate such that you will be vested in the total number of RSUs that would have vested had your service continued for two years after the date on which your employment began (i.e. 50% of your RSU grant will be vested as of the termination date or the Change in Control).

If a Change of Control occurs but your RSUs are not assumed, substituted or otherwise continued or replaced with similar equity awards in connection with the Change of Control, then any acceleration of vesting of the RSUs that would otherwise occur upon your termination in connection with the Change of Control shall occur immediately prior to, and contingent upon, the consummation of such Change of Control; provided this provision will not apply if (a) Pinterest terminates you for Cause; (b) you resign for any reason other than Good Reason, or (c) conditions (1) or (2) above occur prior to the Change of Control but you do not comply with the Obligations.

SIGN-ON BONUS	In your first paycheck after you start, we’ll pay you a sign-on bonus of $500,000.00. If you quit or your employment is terminated within twelve months of your start date for any reason, you’ll pay back a portion of the bonus prorated to the number of months you were employed, and you authorize Pinterest to withhold this amount from any payments Pinterest might owe you at the time of your departure.

ADDITIONAL BONUS	After one year of continuous service, we’ll pay you a one-time bonus of $500,000.00. If you quit or your employment is terminated prior to that time for any reason, you will not be entitled to the bonus. If you quit or your employment is terminated after that time but within twelve months of your start date for any reason, you’ll pay back a portion of the bonus prorated to the number of months you were employed, and you authorize Pinterest to withhold this amount from any payments Pinterest might owe you at the time of your departure.

EMPLOYEE BENEFITS	You’ll be eligible for vacation and other time off and to participate in the employee benefit plans maintained by Pinterest, all subject to Pinterest’s standard policies.

BUSINESS EXPENSES AND TRAVEL POLICY	We’ll reimburse you for all reasonable and necessary businesses expenses so long as you follow our reimbursement procedures.

Termination

AT-WILL EMPLOYMENT	You’ll be an “at-will” employee, which means that you or Pinterest can terminate your employment any time and for any reason, without cause or notice. This agreement takes the place of anything you may have been told or agreed to already and is the full agreement between you and Pinterest on the “at-will” nature of your employment. The only way your “at-will” status can change is through a written agreement signed by you and an authorized officer of Pinterest.

YOUR RIGHTS AFTER TERMINATION OF EMPLOYMENT	If Pinterest terminates your employment, you’ll only be entitled to compensation, benefits and reimbursements earned or accrued before your termination date.
Before you start

CONFIDENTIALITY AGREEMENT	You must sign and deliver a copy of the confidentiality agreement attached to this agreement on or before your start date.

RIGHT TO WORK	Federal immigration law requires that you provide us with evidence of your identity and eligibility for employment in the United States. We will ask you to provide this on your first day of work.

Successors

PINTEREST’S SUCCESSORS	Pinterest’s successors may enforce this agreement and Pinterest’s rights under it, so if someone else takes over all or most of Pinterest’s business and/or assets, this agreement will apply to that entity the same way it would apply to Pinterest.

YOUR SUCCESSORS	Your personal or legal representatives executors, administrators, successors, heirs, distributees, devisees and legatees may enforce this agreement and your rights under it.

Miscellaneous stuff

NOTICE	You agree to keep us up to date on your address. We’ll send you communications relating to this agreement in writing. We may deliver these communications personally, send them by registered or certified mail, or express delivery service such as FedEx. You will be deemed to receive these communications when we deliver them to you personally, or when we send them via registered or certified mail or express delivery service to the address you most recently provided in writing. Please address any correspondence with us to our official business address directed to the attention of the company’s Secretary.

WHOLE AGREEMENT	This agreement and the confidentiality agreement attached to it represent the entire agreement between you and Pinterest regarding the subjects they cover. You acknowledge that you and Pinterest have no other agreements or understandings (oral or written, express or implied) regarding the subjects covered by this agreement, and you have not made or received any additional representations relating to these subjects. The terms of this agreement may only be modified by a written agreement that you and an officer of Pinterest sign.

WITHHOLDING TAXES	If the law or tax code requires it, the payments made under this agreement could be reduced.

CHOICE OF LAW AND SEVERABILITY	This agreement will be interpreted according to the laws of the State of California, without giving effect to provisions governing the choice of law. If any provision in this agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction because of the scope, extent or duration of its coverage, then this provision will be considered amended to the minimum extent necessary to bring it into line with the law (so it’s valid and enforceable). If we can’t amend the provision without significantly changing either your or our intentions, then we’ll strike the provision and the rest of this agreement will stay in effect.

If any provision of this agreement is rendered illegal by any present or future statute, law, ordinance or regulation, then that provision will be curtailed or limited only to the minimum extent necessary to make the provision comply with the law. All the other terms and provisions of this agreement will stay in effect.

ASSIGNMENT	This agreement and all your rights and obligations in it are personal to you— you can’t transfer or reassign them. Pinterest may assign it rights under this agreement to any entity that takes over our obligations under this agreement in connection with a sale or transfer of assets or control.

COUNTERPARTS	This agreement may be signed in two or more counterparts. Each of these will be considered an original, and together they will constitute a single agreement.

And now for the good stuff

We’re all delighted to extend this offer to you, and we hope you’ll join us soon! If you’d like to accept, please sign and return this offer letter, along with a signed and dated original copy of the attached confidentiality agreement, by September 19, 2016

Sincerely,

/s/ Ben Silbermann	/s/ Evan Sharp
Ben Silbermann, Co-Founder	Evan Sharp, Co-Founder
Pinterest	Pinterest

Please sign below:

/s/ Todd Morgenfeld
Signature

Todd Morgenfeld
Printed name

9/19/2016
Date

Appendix 1

The following definitions apply to the accelerated vesting provisions in this Agreement.

“Change of Control” means a Triggering Event; provided, a transaction will not be considered a Change of Control unless the transaction also qualifies as a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i)

“Triggering Event” means: (i) a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (C) an Excluded Entity (as defined in subsection (ii) below); or (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”). Notwithstanding anything stated herein, a transaction shall not constitute a “Triggering Event” if its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction. For clarity, the term “Triggering Event” as defined herein shall not include stock sale transactions whether by the Company or by the holders of capital stock.

“Cause” means any of the following: (a) you willfully engage in conduct that is in bad faith and materially injurious to Pinterest, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) an act of gross negligence, dishonesty, fraud or misrepresentation made by you in connection with your responsibilities to Pinterest that is materially injurious to Pinterest, (c) your unauthorized use or disclosure of any proprietary information or trade secrets of Pinterest or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with Pinterest that is materially injurious to Pinterest; (d) you commit a material breach of any written agreement between you and Pinterest that causes harm to Pinterest, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from Pinterest; (e) your repeated or material failure to comply with Pinterest’s written policies or rules; (f) you willfully refuse to implement or follow a directive by your supervisor, directly related to your duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from Pinterest; (g) you engage in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with your position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from Pinterest; (h) your willful, material violation of any law or regulation applicable to the business of Pinterest that is materially injurious to Pinterest; and (i) your conviction of, or plea of nolo contendere to, a felony or any crime that, in either case, has resulted in or is reasonably expected to result in loss, damage or injury to the property, reputation, or employees, consultants, Board members or stockholders of Pinterest. For purposes of clarity, all references herein to Pinterest include references to any successor to Pinterest and any affiliate or subsidiary to Pinterest or any such successor, and a termination without “Cause” does not include any termination that occurs as a result of your death or disability.

“Good Reason” means your resignation due to any of the following conditions which occur without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (a) a material reduction in your duties, authority or responsibilities relative to your duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction, provided that a mere change of title alone shall not constitute such a material reduction; (b) a requirement that you change your principal office to a facility that increases your one-way commute by more than forty (40) miles from your commute to the location at which you are employed immediately prior to such change, or (c) your then current annual base salary is reduced by more than ten percent (10%) (other than in connection with a general decrease in the salary of similarly situated employees or, following a Change of Control, to the extent necessary to make your salary commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with you following such Change of Control. In order for you to resign for Good Reason, you must provide written notice to Pinterest (or its successor) of the existence of the Good Reason condition within thirty (30) days of the initial existence of the Good Reason condition. Upon receipt of the notice, the Company (or its successor) will have 30 days to remedy the Good Reason condition and not be required to provide for the benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the 30-day cure period.

“Obligations” mean (i) you have returned all Pinterest property in your possession within ten (10) days following your termination, and (ii) you have executed a full and complete general release of all claims that you may have against Pinterest or persons affiliated with Pinterest in the form provided by Pinterest and such release has become effective no later than the thirtieth (30th) day after your termination.

Confidential agreement and invention assignment

1) MY RELATIONSHIP WITH PINTEREST	This agreement applies to my employment relationship with Pinterest Inc., and any of its present or future subsidiaries, affiliates or successors (“Pinterest”). It also applies if my employment ends but Pinterest hires me again or asks me to consult within a year, unless we agree otherwise in writing.

For purposes of this agreement, my employment or consulting relationship with Pinterest – whether it started before, on, or after this agreement’s date – will be called the “Relationship”.

2) CONFIDENTIAL INFORMATION	(a) Definition

“Confidential Information” is any information or material that people outside of Pinterest don’t generally know about or have access to, as well as any information or material that third parties give to Pinterest in confidence. Confidential Information includes Company Inventions (defined below), business or financial information, knowledge, plans, forecasts, or anything else a reasonable person would understand to be confidential.

Confidential Information doesn’t include information that becomes generally known or available to the public, so long as it doesn’t become known or available to the public because of anything I did, or anything I was supposed to do but didn’t do.

(b) Protection

I understand that Pinterest will provide me with Confidential Information so that I can do my job. I’ll keep Confidential Information confidential during and after the Relationship. I won’t use Confidential Information except to do my job, and for the benefit of Pinterest. I won’t share Confidential Information with anyone outside the company or make copies of Confidential Information unless I get written permission from Pinterest.

(c) Third Party Information

The things I’m agreeing to in Section 2 are for the benefit of Pinterest and any third party that gives information or material to Pinterest in confidence. While working at Pinterest, I won’t share or use any confidential or secret information received from third parties unless they have expressly permitted me to do so.

(d) Other Rights

This agreement supplements, but doesn’t supersede, any rights that Pinterest has to protect trade secrets or any other confidential or proprietary information.

3) INVENTIONS	(a) My Inventions

“Inventions” means any discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets, or original works of authorship, regardless of whether these things are patentable, copyrightable or otherwise legally protectable. This includes products, designs, systems, methods, processes, configurations, and many other things.

In Exhibit A, I’ve listed all Inventions that belong to me (alone or with others) and relate to Pinterest’s business or its products. I retain my rights in these listed Inventions, and I’m not assigning those rights to Pinterest. If no list is attached, that means I have no Inventions that relate to Pinterest’s business or its products.

If I use or incorporate any Invention that belongs to me (alone or with others) in the course of my work at Pinterest, I’ll tell Pinterest first. Whether I tell Pinterest or not, I give Pinterest the right to use that Invention. Legally speaking, I grant Pinterest a non-exclusive, fully paid-up, royalty free, assumable, perpetual, worldwide license freely use that Invention under all intellectual property laws around the world. This license may be transferred or sublicensed by Pinterest at any time, without restriction.

(b) Company Invention

“Company Inventions” means any Invention that I author, discover, develop, dream up, improve, or reduce to practice during this Relationship (alone or with others), unless that Invention is excluded under the applicable state law (which I can reference in Exhibit B). If I believe that any Invention that I author, discover, develop, dream up, improve, or reduce to practice during this Relationship (alone or with others) is excluded by the provisions of Exhibit B, I’ll tell Pinterest promptly.

I’ll tell Pinterest about all Company Inventions, and hold them in trust for the sole benefit of Pinterest. Whether I tell Pinterest or not, I hereby assign to Pinterest or its designee all my rights, title and interest throughout the world to all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights in all Company Inventions. I agree that all Company Inventions that are made by me (alone or with others) are “works made for hire” to the greatest extent permitted by law, and that I’ve been compensated for them by my salary. I waive all claims, present or future, for infringement of any Company Invention. Any assignment of Company Inventions includes all so-called “moral rights,” “artist’s rights,” “driot moral,” or similar rights and if those rights can’t be assigned under applicable law, I waive all those rights.

c) Records

I’ll keep and maintain good records of all Company Inventions I make (alone or with others) during the Relationship. These records will be the sole property of Pinterest. I won’t take these records from the workplace except where company policies allow, and I understand that Pinterest may revise these policies from time to time. At the end of the Relationship, I’ll give these records and any copies of them to Pinterest, as required by Sections 5 and 6 of this agreement.

d) Assistance In Securing Intellectual Property Rights

I’ll help Pinterest or its designees secure and maintain all available rights in Company Inventions, including copyrights, patents, trademarks, moral rights, or any other possible rights, in all countries around the world. If asked, I’ll provide all information and sign all documents necessary to submit applications, specifications, assignments, recordations, oaths or anything else that will help Pinterest secure or maintain legal rights in Company Inventions. If asked to do so, I’ll waive, assign, or convey any rights or interests I might have in Company Inventions. This obligation will continue after the Relationship ends.

In order to help Pinterest secure and maintain legal rights in Company Inventions, I designate Pinterest and its officers as my agent and attorney-in-fact, authorized to act on my behalf and to execute and file any documents needed to secure or maintain any rights in Company Inventions anywhere in the world. This power of attorney is coupled with an interest and won’t be affected by my subsequent incapacity.

4) INTEREST PROPERTY AND DOCUMENTS	I understand I have no expectation of privacy when it comes to Pinterest’s communication or information systems (including files, emails and voicemails), and Pinterest may monitor my use of these systems at any time without notice.

I understand that Pinterest may inspect any of its property at the workplace, including equipment, physical and electronic storage, and workspaces, among other things, at any time without notice. When my Relationship with Pinterest ends, I’ll return all equipment Pinterest has provided. I’ll also return all documents, information and other materials that belong to Pinterest, and won’t keep (or recreate) any copies.

5) TERMINATION CERTIFICATION	Upon the termination of my employment, I’ll sign the “Termination Certification” in Exhibit C. Even if I don’t sign the Termination Certification, I’m still bound by the terms of this agreement.

6) NOTICE TO THIRD PARTIES	Pinterest may tell third parties that I agreed to this confidentiality agreement, both during and after our Relationship.

7) SOLICITATION OF EMPLOYEES, CONSULTANTS AND OTHERS

During our Relationship and for a year after it ends, I won’t encourage Pinterest employees or consultants to leave Pinterest, or recruit them for other employment.

I won’t, at any time, use Confidential Information to deter Pinterest’s clients or customers from doing business with Pinterest, or encourage them to do business with any company that competes directly or indirectly with Pinterest. Nor will I use Confidential Information in any other way that’s contrary to the interests of Pinterest.

8) AT-WILL RELATIONSHIP	I understand I’m an “at-will” employee. I may terminate my employment with Pinterest, and Pinterest may do likewise, at any time for any reason or no reason, without any further obligations, other than the parts of this agreement that continue in effect after the Relationship.

9) REPRESEN- TATIONS AND COVENANTS	(a) Cooperation If Pinterest asks, I’ll execute any oath, or verify any document required to carry out the terms of this agreement during the Relationship or after.

(b) No Conflicts

In signing this agreement, I’m not violating any agreements with, or promises to, any other person or company, and I won’t enter into any written or verbal agreement that conflicts with this one.

I’ll honor all agreements and confidentiality obligations I have to any other party, and promise not to disclose to Pinterest any Inventions or Confidential Information belonging to anyone else. On Exhibit A, I’ve listed any agreements I have with current or past employers or other parties that might restrict my ability to accept this job, engage Pinterest’s customers or service providers, or perform my duties at and obligations to Pinterest.

I’m not performing any services for any business (or proposed business) whose products or services might compete with Pinterest’s products or services, or any new products or services that Pinterest develops during the Relationship, nor do I intend to do so. If I want to do so in the future, I’ll tell Pinterest in writing, identify the organization I want to work for, and provide Pinterest with all of the information it needs to determine if that work would conflict with the interests of Pinterest.

(c) Voluntary Execution

I’ve read and understand all provisions of this agreement. I accept them voluntarily and promise to comply with all of them.

10) GENERAL PROVISIONS

(a) Governing Law

The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement

This agreement contains the entire understanding and agreement between me and Pinterest, regardless of any previous discussions we may have had. This agreement will apply regardless of any changes in my duties or compensation, and the terms of the agreement can’t be changed unless the changes are made in writing and we’ve both signed them.

I understand that Pinterest can’t waive any of the rights, or give any of the permissions discussed in this agreement, unless it does so in writing through an authorized officer of the company and with proper approval from Pinterest’s Board of Directors.

(c) Severability

If any part of this agreement is found to be void or unenforceable, that part will remain enforceable to the maximum extent allowed by law, and the rest of the agreement won’t be affected. Pinterest and I have attempted to limit my right to use, keep and share Pinterest’s Confidential Information and to limit my right to solicit employees and customers only to the extent necessary to protect Pinterest from unfair competition. If a court decides that these restrictions are too broad, Pinterest and I want the court to rework, modify and enforce the restrictions in such way as to allow them legally in light of the circumstances at that time.

(d) Successors and Assigns

My heirs, executors, administrators and legal representatives, and my successors and assigns are also bound by this agreement. This agreement is for the benefit of Pinterest and its successors and assigns.

(e) Remedies

I recognize that violating this agreement could cause Pinterest irreparable harm. I therefore agree that Pinterest is entitled to seek extraordinary relief in court, for any violation of this agreement, including temporary restraining orders, and preliminary and permanent injunctions without the necessity of posting a bond or other security, in addition to any other remedies Pinterest might have. If a bond or security is required, I agree that a $1000 bond is adequate.

(f) Advice of counsel

I acknowledge that I’ve had the opportunity to get advice about this agreement from independent legal counsel. I’ve read and I understand all parts of this agreement, and agree the agreement won’t be construed against either party by reason of drafting or preparation.

The parties executed this agreement on the dates specified below to be effective on the Effective Date.

Sincerely,

/s/ Ben Silbermann	/s/ Evan Sharp
Ben Silbermann, Co-Founder	Evan Sharp, Co-Founder
Pinterest	Pinterest

Please sign below:

/s/ Todd Morgenfeld
Signature

Todd Morgenfeld
Printed name

9/19/2016
Date

Exhibit A

A list of inventions and original works

of authorship excluded under Section 4(a)

Title	Identifying # or description	Date

☒ No inventions, improvements or original works of authorship	/s/ Todd Morgenfeld
☒ Additional sheets attached	Signature

Todd Morgenfeld	9/19/2016
Printed name	Date

Exhibit B

Section 2870 of the California Labor Code says:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit C

Termination certification

By signing this, I certify that I’ve returned, and don’t have in my possession, all equipment, documents, information, and other materials that belong to Pinterest, and any copies or reproductions of these things.

I also certify that I’ve complied with all parts of Pinterest’s Confidential Information and Invention Assignment Agreement that I signed when I joined Pinterest, including reporting any Inventions that I made or dreamed up (alone or with others) during my Relationship with Pinterest.

As I agreed to in the Confidential Information and Invention Assignment Agreement, I’ll keep Confidential Information confidential, including Company Inventions, business or financial information, knowledge, plans, forecasts, or anything else a reasonable person would understand to be confidential.

For a year from the date of this Certification, I won’t encourage Pinterest employees or consultants to leave Pinterest, or recruit them for other employment.

I won’t, at any time, use Confidential Information to deter Pinterest’s clients or customers from doing business with Pinterest, or encourage them to do business with any company that competes directly or indirectly with Pinterest. Nor will I use Confidential Information in any other way that’s contrary to the interests of Pinterest.

Signature

Printed name	Date